EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

by and among

LARRY WRIGHT, LARRY WRIGHT II,

EDDIE WRIGHT, CATHERINE WRIGHT

and

RICHARD SMYRES, as the Sellers

and

Pioneer Group, LLC as the Purchaser

Dated as of September 27, 2013

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of September 27, 2013, by and among Larry Wright, by and through the executor of his estate, Paula S. Wright, Larry Wright II, Eddie Wright, Catherine Wright and Richard Smyres (each, a “Seller”, and collectively, the “Sellers”); and Pioneer Group, LLC (the “Purchaser”).  The Sellers and the Purchaser are collectively referred to herein as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, the Sellers collectively own approximately 80% of the issued and outstanding common stock, par value $0.01 per share (the “Common Stock”), of Stratum Holdings, Inc., a Nevada corporation (the “Company”); and

WHEREAS, the Purchaser desires to purchase from the Sellers a total of 2,123,140 of the shares of Common Stock owned by the Sellers on the date hereof for an aggregate purchase price of $500,000.00 (the “Aggregate Purchase Price”), subject to adjustment pursuant to Section 1.3 herein;

WHEREAS, the Parties have agreed to escrow $250,000.00 of the Aggregate Purchase Price with the escrow holder (the “Escrow Holder”) pursuant to the terms of the confidential Escrow Agreement (the “Escrow Agreement”); and

NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
THE TRANSACTION; AGGREGATE PURCHASE PRICE

1.1 The Transaction.   At the Closing (as defined in Section 2.1), subject to the terms and conditions of this Agreement, each Seller shall:

(a) cause good and marketable title to the shares of Common Stock set forth next to such Seller’s name on Exhibit A (the “Shares”) to be sold, assigned, transferred, delivered and conveyed to the Purchaser, free and clear of all restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended, and state securities laws), taxes, encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands (collectively, “Liens”), and the Purchaser shall purchase and accept title to the Shares in accordance with the terms and conditions set forth herein.

1.2 Aggregate Purchase Price.

(a) In consideration of his purchase of the Shares, the Purchaser shall pay to the Sellers the aggregate amount of $500,000.00, which shall be paid (i) by the payment in cash of $250,000.00 (the “Cash Amount”) on the Closing Date by confirmed wire transfer in immediately available funds to a bank account or accounts of the Sellers in the amounts as set forth on Exhibit B, and (ii) by delivery of $250,000.00 on the Closing Date to the Escrow Holder pursuant to the terms of the Escrow Agreement (“Escrow Amount”).

(b) The portion of the Aggregate Purchase Price to be paid to each Seller at the Closing (including each Seller’s portion of the Cash Amount and the Escrow Amount) is set forth opposite the name of such Seller on Exhibit B.

ARTICLE 2
CLOSING; CONDITIONS TO CLOSING

2.1 Closing.  The closing of the transactions set forth herein (the “Closing”) shall take place on or before October 2, 2013.  The date of the Closing shall be referred to herein as the “Closing Date”.

2.2 Conditions to Closing.  The obligations of the Parties to effect the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions:

(a) The Company shall have elected a new director and filed all appropriate documents with the SEC to effectuate the new director;

(b) The Company shall appoint one or more of the Purchaser’s nominees to the Board of Directors.

(c) The Sellers’ delivery to the Purchaser of the following:

(i) certificates representing the Shares, duly endorsed or accompanied by duly executed stock powers;

(ii) the executed Escrow Agreement, in the form of Exhibit D, attached hereto; and

(d) The Purchaser’s delivery to the Sellers of the following:

(i) the Cash Amount of the Aggregate Purchase Price, by wire transfer of immediately available funds to a bank account or accounts to be designated by the Sellers; and

(ii) the executed Escrow Agreement, in the form of Exhibit D, attached hereto; and

(iii) the delivery of the Escrow Amount to the Escrow Holder pursuant to the Escrow Agreement.

(e) The Company’s delivery to the Purchaser of a certificate representing the Purchaser’s ownership of the Shares as of the Closing Date, duly executed by the Company.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby represents and warrants to the Purchaser as follows:

3.1 Power and Authority.  Such Seller has all requisite legal power and authority to execute and deliver this Agreement and all ancillary agreements and instruments pursuant thereto to which it is a party (collectively, the “Transaction Documents”), and to carry out and perform his, her or its obligations thereunder.

3.2 Enforceability.  The Transaction Documents to which such Seller is a party constitute, or upon execution shall constitute, valid and binding agreements of such Seller, enforceable against such Seller in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights or by general principles of equity.

3.3 Title to Shares.  Such Seller is the record and beneficial owner of and has good and marketable title to all of the Shares set forth opposite his name in Exhibit A to this Agreement, free and clear of all Liens.  The Shares set forth opposite such Seller’s name on Exhibit A represent all of the shares of Common Stock owned by such Seller as of the date of this Agreement.  Other than the outstanding loan of Fourteen Thousand Seven Hundred and Fourteen Dollars ($14,714.00) payable to CYMRI Energy Corp in full satisfaction of the amount of principal and interest due, the Sellers and their affiliated companies, successors, affiliates, assigns, executors, administrators, transferees, successors and assigns are not owed any sums of money, contingent or otherwise, from the Company, including but not limited to repayment of any loans or advances; and to the extent any such prior loan or advance does exist it is hereby terminated in its entirety.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers as follows:

4.1 Power and Authority.  The Purchaser has all requisite legal power and authority to execute and deliver the Transaction Documents to which he is a party, and to carry out and perform his obligations thereunder.

4.2 Enforceability.  The Transaction Documents to which the Purchaser is a party, constitute, or upon his execution shall constitute, valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights or by general principles of equity.

4.3   Acknowledgments.  The Purchaser hereby acknowledges that the Company has or will undertake or implement the following:

(a) Employ Paula Wright, a Seller, for a period of one year from the Closing at a level of compensation not to exceed the amount necessary for her to maintain her Company-sponsored health insurance.

(b) Transfer to Larry Wright II, a Seller, (i) ownership of the Company owned laptop computer, which is currently in Mr. Wright’s possession, and (ii) subject to Ally Bank’s consent to Mr. Wright’s assumption of the note in favor of Ally Bank for the acquisition of the Ford F-150 Truck, the Ford F-150 truck.  The Company shall have the full right and authority to retake possession of the Ford F-150 truck from Mr. Wright should he fail to timely make full and final payment on the outstanding note with Ally Bank.

(c) For a period of one month from the Closing Date, allow Sellers to remove all personal items in the Company office, including personal files and file cabinets, artwork, pictures and other memorabilia, which are owned by Wright family members.

(d) Provide access to Company files, where appropriate, to assist the Sellers in any government request related to tax compliance with Sellers.

ARTICLE 5
MISCELLANEOUS

5.1 Governing Law.  This Agreement shall be governed in all respects by the laws of the State of Texas without reference to its conflict of laws principles which might cause the application of the laws of another jurisdiction.

5.2 Public Announcements.  Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby shall be issued at such time and in such manner as the Purchaser and the Company shall jointly determine.

5.3 Entire Agreement; Amendment.  This Agreement (including the Exhibits and the Schedule referred to herein) and constitute the entire agreement of the Parties relating to the subject matter hereof, and all prior understandings, whether written or oral are superseded by this Agreement, and all prior understandings, and all related agreements and understandings are terminated.  Each Seller represents and warrants that it is not relying upon any written or oral statement or representation in entering into this Agreement, but is only relying upon the representations and warranties contained herein.  No amendment, modification or waiver of this Agreement will be effective unless made in writing and signed by the Party to be bound thereby.  No other course of dealing between or among any of the Parties or any delay in exercising any rights pursuant to this Agreement shall operate as a waiver of any rights of any Party.

5.4 Successors and Assigns.  All covenants and agreements set forth in this Agreement will bind and inure to the benefit of the heirs, executors, legal representatives, successors, and permitted assigns of the Parties.  No party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other Parties.

5.5 Notices.  All notices which either Party is required or may desire to serve upon any other Party shall be in writing and addressed to the Party at the address for such party set forth on Exhibit C, or at such other address as such Party shall have furnished to the other Parties in writing.  Any such notice may be served personally or by facsimile or other form of electronic communication, provided that written confirmation of receipt is immediately obtained or a hard copy is concurrently sent by commercially recognized overnight delivery service (such as Federal Express or DHL) or courier. Notice shall be deemed served upon personal delivery or three (3) business days following the date sent.

5.6 Delays or Omissions.  No delay or omission to exercise any right or power accruing to any Party hereto, upon any breach or default of the other Parties under this Agreement, shall impair any such right or power of such Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or any similar breach or default thereafter occurring.

5.7 Expenses.  Each Party shall bear his, her or its own expenses and legal fees with respect to this Agreement and the transactions contemplated hereby.

5.8 Counterparts.  This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the Parties, including by contemporaneous exchange of facsimile or electronic signatures thereof, and all of which counterparts together shall constitute one and the same agreement.

5.9 Dispute Resolution.                                      Any dispute or controversy arising out of, relating to, or in connection with this Agreement or any Transaction Document, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Houston, Texas in accordance with the rules then in effect of the American Arbitration Association (the “Rules”).  The arbitrator(s) may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator(s) will be final, conclusive and binding on the Parties to the arbitration.  Judgment may be entered on the arbitration decision in any court having jurisdiction.  The arbitrator(s) will apply Texas law to the merits of any dispute or claim, without reference to rules of conflicts of law.  The arbitration proceedings will be governed by federal arbitration law and by the Rules, without reference to state arbitration law.  The Parties hereby consent to the jurisdiction of the state and federal courts located in Houston, Texas for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the Parties are participants.

5.10 No Third Party Beneficiaries  Except as otherwise expressly provided in this Agreement, no person which is not a Party will have any right or obligation pursuant to this Agreement.

5.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

5.12 Severability.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties hereto as of the day and year first above written.

THE SELLERS: /s/ Paula S. Wright	THE PURCHASER: Pioneer Group, LLC By: /s/ Mike Calloway
Larry Wright, by and through the executor of his estate, Paula S. Wright	Name: Mike Calloway Title: Manager
/s/ Larry Wright II
Larry Wright II
/s/ Eddie Wright
Eddie Wright
/s/ Catherine Wright
Catherine Wright
/s/ Richard Smyres
Richard Smyres

Exhibit A

Shares

Seller	Shares
Larry Wright	1,828,740
Larry Wright II	262,400
Eddie Wright	20,000
Catherine Wright	6,000
Richard Smyers	6,000
TOTALS:	2,123,140

Exhibit B

Payment of Aggregate Purchase Price

Seller	Cash Amount	Escrow Amount	Aggregate Purchase Price
Larry Wright	$215,334.37	$215,334.36	$430,668.73
Larry Wright II	$30,897.63	$30,897.64	$61,795.27
Eddie Wright	$2,355.00	$2,355.00	$4,710.00
Catherine Wright	$706.50	$706.50	$1,413.00
Richard Smyers	$706.50	$706.50	$1,413.00
TOTALS:	$250,000.00	$250,000.00	$500,000.00

Exhibit C

Addresses for Notice

The Sellers:

Name	Address for Notice
Larry Wright	5522 Spring Blossom Ct. Katy, TX 77450
Larry Wright II	6606 Parsley Ridge Ct. Katy, TX 77494
Eddie Wright	26223 Salt Creek Ln. Katy, TX 77494
Catherine Wright	6606 Parsley Ridge Ct. Katy, TX 77494
Richard Smyers	5522 Spring Blossom Ct. Katy, TX 77450

The Purchaser:

Name	Address for Notice
Pioneer Group, LLC	201 S. Phillips Ave., Ste. 200 Sioux Falls, SD 57104